As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SolarCity Corporation

(Exact name of Registrant as specified in its charter)

Delaware	02-0781046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Address of principal executive offices including zip code)

ZEP SOLAR, INC. 2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Lyndon R. Rive

Chief Executive Officer

SolarCity Corporation

3055 Clearview Way

San Mateo, California 94402

(Name and address of agent for service)

(650) 638-1028

(Telephone number, including area code, of agent for service)

With a copy to:

Steven V. Bernard

Michael E. Coke

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.0001 par value to be issued under the 2010 Zep Solar, Inc. Equity Incentive Plan	303,151 shares (2)	$51.47	$15,603,182	$2,009.69

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of SolarCity Corporation (the “Registrant”) which become issuable under the Zep Solar, Inc. 2010 Equity Incentive Plan, as amended (the “Zep Solar 2010 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Pursuant to the Merger Agreement (as defined below), the Registrant assumed certain outstanding options to acquire common stock of Zep Solar, Inc. under the Zep Solar 2010 Plan, and all of such securities became issuable for shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares pursuant to the exchange ratio of 0.15809 shares of the Registrant’s Common Stock for each share of Zep Solar, Inc. common stock.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed for the purposes of registering certain shares of common stock, par value $0.0001 per share (the “Common Stock”), of SolarCity Corporation (the “Registrant,” “we,” “us” or “our”) issuable pursuant to outstanding equity awards assumed by the Registrant in connection with the acquisition of Zep Solar, Inc. (“Zep Solar”).

On October 8, 2013, the Registrant and its wholly owned subsidiaries, Zoom Acquisition Corporation and Zoom Acquisition LLC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zep Solar. Pursuant to the Merger Agreement, on December 11, 2013 (the “Effective Time”), the Registrant acquired Zep Solar.

Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, the Registrant assumed the Zep Solar 2010 Plan and certain outstanding stock options of Zep Solar granted under the Plan, and such assumed stock options are exercisable for the Registrant’s Common Stock, subject to the terms and conditions of the underlying award agreements. The aggregate number of the Registrant’s Common Stock to be subject to such assumed stock options will be 303,151 shares.

Part I. INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 27, 2013;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed on May 15, 2013, August 9, 2013 and November 12, 2013, respectively;

(c) The Registrant’s Current Reports on Form 8-K filed on February 14, 2013, May 29, 2013, June 7, 2013, June 13, 2013, June 24, 2013, August 19, 2013, September 10, 2013, October 10, 2013, October 21, 2013, November 4, 2013, November 7, 2013, November 14, 2013, November 20, 2013 and December 12 ,2013;

(d) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2013 that are deemed “filed” with the SEC under the Exchange Act; and

(e) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35758) filed with the Commission on December 6, 2012, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (specifically excluding from incorporation any information that has been furnished and not filed on Form 8-K pursuant to Item 2.02, Item 7.01 and/or Item 9.01).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain members of, and investment entities comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation owned or controlled less than 0.01% of the shares of the Registrant’s Common Stock as of December 20, 2013, assuming the conversion of all outstanding shares of the Registrant’s convertible Preferred Stock into shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Registrant has adopted an amended and restated certificate of incorporation and amended and restated bylaws that contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. The Registrant has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions that are contained in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

See also Registrant’s undertakings in Section 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

See Exhibit Index immediately following the signature pages.

Item 9. Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Bylaws or the Registrant’s indemnification agreements, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 20th day of December, 2013.

SOLARCITY CORPORATION

By:	/s/ Lyndon R. Rive
Lyndon R. Rive, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Lyndon R. Rive and Robert D. Kelly, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lyndon R. Rive Lyndon R. Rive	Founder, Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2013

/s/ Robert D. Kelly Robert D. Kelly	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2013

/s/ Peter J. Rive Peter J. Rive	Founder, Chief Operations Officer, Chief Technology Officer and Director	December 20, 2013

/s/ Elon Musk Elon Musk	Director	December 20, 2013

/s/ John H. N. Fisher John H. N. Fisher	Director	December 20, 2013

/s/ Antonio J. Gracias Antonio J. Gracias	Director	December 20, 2013

/s/ Donald R. Kendall, Jr. Donald R. Kendall, Jr.	Director	December 20, 2013

/s/ Nancy E. Pfund Nancy E. Pfund	Director	December 20, 2013

/s/ Jeffrey B. Straubel Jeffrey B. Straubel	Director	December 20, 2013

/s/ Bennet Van de Bunt Bennet Van de Bunt	Director	December 20, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Common Stock Certificate of SolarCity Corporation (incorporated by reference to Exhibit 4.1 of Registrant’s Registration Statement on Form S-1 (Registration No. 333-184317)).

4.5	Zep Solar, Inc. 2010 Equity Incentive Plan and form of agreements used thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of original issuance securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).